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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

FORM 12b-25                                               SEC File Number 1-4124
                                                          CUSIP Number 477178107

                           NOTIFICATION OF LATE FILING
                                  (Check One):

[X]  Form 10-K        [ ]  Form 11-K       [ ]  Form 20-F       [ ]  Form 10-Q
[ ]  Form N-SAR

For Period Ended:

                                JANUARY 31, 2000
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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - Registrant Information

                            JETRONIC INDUSTRIES, INC.
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Full Name of Registrant

Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

4200 Mitchell Street
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City, State and Zip Code

Philadelphia, PA 19128
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PART II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)   The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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[X]      (c)   The accountant's statement or other exhibit required by Rule
               12(b)-25(c) has been attached if applicable.

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PART III - Narrative

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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

Additional time is necessary to complete the Consolidation.
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PART IV - Other Information

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         (1)   Name and telephone number of person to contact in regard
               to this notification

LEONARD W. PIETRZAK                        (215)               482-7660
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     (Name)                             (Area Code)       (Telephone Number)

         (2)   Have all other periodic reports required
               under Section 13 or 15(d) of the Securities
               Exchange Act of 1934 or Section 30 of the
               Investment Company Act of 1940 during the
               preceding 12 months or for such shorter
               period that the registrant was required to
               file such report(s) been filed? If the answer
               is no identify report(s).                        [X] Yes [ ] No

         (3)   Is it anticipated that any significant
               changes in results of operations from the
               corresponding period for the last fiscal year
               will be reflected by the earnings statements
               to be included in the subject report or
               portion thereof?                                 [X] Yes [ ] No

Attachment to PART IV(3) - Other Information

The Company expects to report a loss for the year ended January 31, 2000
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                            JETRONIC INDUSTRIES, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: April 26, 2000                      By:_____________________________
                                                Leonard W. Pietrzak
                                                Vice President - Finance

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                              Asher & Company, Ltd.
                               1845 Walnut Street
                           Philadelphia, PA 19103-4755
                                 (215) 564-1900


                                 March 27, 2000






Mr. Leonard W. Pietrzak
Vice President - Finance
Jetronic Industries, Inc.
4200 Mitchell Street
Philadelphia, PA  19128

Dear Mr. Pietrzak:

         We are unable at this time to provide you with our Independent Auditors' Report on the consolidated financial statements of Jetronic Industries, Inc. and Subsidiaries for the year ended January 31, 2000, because our audit procedures have not been completed.






ASHER & COMPANY, Ltd.